Exhibit 99.1

RPM Reports Record Results for Fiscal 2018 Third Quarter

•	Sales increase 7.8% to a third-quarter record of $1.1 billion

•	Record diluted EPS of $0.30 versus $0.09 a year ago includes non-recurring $0.01 per share net tax benefit with the enactment of tax reform and an additional $0.08 per share benefit from lower corporate tax rate that was previously included in the company’s earnings guidance

•	Record third-quarter net income of $40.2 million versus $11.9 million a year ago

•	Record third-quarter EBIT of $56.7 million

MEDINA, OH – April 5, 2018 – RPM International Inc. (NYSE: RPM) today reported record sales, net income and diluted earnings per share for its fiscal 2018 third quarter ended February 28, 2018.

Third-Quarter Results

Net sales grew 7.8% to $1.1 billion in the fiscal 2018 third quarter from $1.0 billion in the fiscal 2017 third quarter. Organic sales improved 1.8%, while acquisitions added 3.1%. Foreign currency translation positively affected sales by 2.9%. Net income was $40.2 million versus $11.9 million in the fiscal 2017 third quarter. Third-quarter earnings per diluted share were $0.30 compared to $0.09 reported last year. Third-quarter net income included an income tax benefit of $5.9 million, compared to year-ago income tax expense of $4.3 million.

Income before income taxes (IBT) was $34.7 million versus year-ago IBT of $17.0 million. Consolidated earnings before interest and taxes (EBIT) were $56.7 million, up 52.6% from year-ago EBIT of $37.1 million.

During the quarter, the company recognized a non-recurring $0.01 per share net tax benefit as a result of the enactment of the Tax Cuts and Jobs Act on December 22, 2017, and an additional $0.08 per share benefit from the resulting lower U.S. statutory tax rate. In January, the full-year guidance that was communicated included a $0.10 per share benefit from the lower corporate tax rate, of which $0.08 per share was recognized in the third quarter.

“RPM’s operating performance for the third quarter was outstanding, despite severe, continued industry-wide headwinds from higher raw material costs. We continue to generate exceptional EBIT leverage, reflecting the early success of cost savings initiatives we began implementing last year and rigorous SG&A spending discipline we have exercised throughout this year,” stated Frank C. Sullivan, RPM chairman and chief executive officer.

Third-Quarter Segment Sales and Earnings

Industrial segment sales increased 9.2% to $569.2 million from $521.4 million in the fiscal 2017 third quarter. Organic sales improved 2.2%, while acquisitions added 2.8%. Foreign currency translation positively affected sales by 4.2%. IBT increased 52.1% to $17.8 million, compared to year-ago IBT of $11.7 million. Industrial segment EBIT for the quarter of $20.3 million was up 38.8% from last year’s EBIT of $14.6 million.

RPM Reports Fiscal 2018 Third-Quarter Results

April 5, 2018

“Our industrial segment, representing over 50% of consolidated sales, increased EBIT by nearly 40% through greater SG&A cost leverage, despite higher raw materials costs. Our Tremco Roofing and international polymer flooring businesses did extremely well, partially offset by continued weakness in Brazil and mixed results in Europe,” stated Sullivan.

Sales in RPM’s consumer segment increased 6.4% to $363.4 million from $341.4 million in the fiscal 2017 third quarter. Organic sales improved 0.7%, while acquisitions added 4.2%. Foreign currency translation positively affected sales by 1.5%. IBT was $29.1 million, down 2.3% from year-ago IBT of $29.8 million. Consumer segment EBIT declined 2.1% to $29.3 million from $29.9 million in the fiscal 2017 third quarter. Last year’s consumer EBIT included a $4.9 million intangible impairment charge on the Synta product line.

“In our consumer segment, prior-year acquisitions continue to drive incremental sales and our organic growth has outperformed that of our peers in the consumer space. However, the overall sluggishness in consumer point-of-sale takeaway over the last several quarters continued. We expect a robust advertising schedule in the fourth quarter to position the consumer segment for accelerated growth in fiscal 2019,” stated Sullivan.

Third-quarter sales in the company’s specialty segment increased 6.5% to $170.1 million from $159.7 million a year ago. Organic sales increased 2.7% and acquisitions added 2.2%. Foreign currency translation positively affected sales by 1.6%. IBT was $22.8 million, up 51.9% from year-ago IBT of $15.0 million. Specialty segment EBIT improved 52.6% to $22.7 million from $14.9 million a year ago. Last year’s specialty EBIT included a European facility closure charge of $4.2 million.

“Sales were brisk in our restoration, OEM and pleasure marine coatings businesses, which were partially offset by expected declines in our edible coatings business as a result of a patent expiration. Specialty generated very strong improvement in EBIT, largely as a result of SG&A cost savings actions we began implementing last year, including a plant closure in Europe, and tight spending controls this year,” stated Sullivan.

Nine-Month Results

Nine-month net sales grew 8.6% to $3.76 billion from $3.47 billion a year ago. Net income was $252.1 million compared to $53.8 million in the year-ago period. Diluted earnings per share improved to $1.87 from $0.41 in the first nine months of fiscal 2017. IBT was $299.2 million versus year-ago IBT of $58.6 million. Consolidated EBIT was $366.1 million compared to year-ago EBIT of $118.2 million. Prior-year results included pre-tax impairment charges of $193.2 million, a pre-tax charge of $12.3 million for exiting a business in the Middle East, and a pre-tax charge of $4.2 million for a plant closure in Europe.

RPM Reports Fiscal 2018 Third-Quarter Results

April 5, 2018

Nine-Month Segment Sales and Earnings

Sales for RPM’s industrial segment increased 9.4% to $2.0 billion from $1.83 billion in the fiscal 2017 first nine months. Organic sales increased 3.7%, while acquisitions added 3.5%. Foreign currency translation positively affected sales by 2.2%. IBT was $174.4 million, up 15.3% from year-ago IBT of $151.3 million. Industrial segment EBIT of $182.0 million was up 15.2% from EBIT of $157.9 million in the first nine months of fiscal 2017, which included a charge for exiting a business in the Middle East.

In the consumer segment, nine-month sales were up 8.1% to $1.21 billion from $1.12 billion in the first nine months of fiscal 2017. Organic sales improved 0.2%, while acquisitions added 7.2%. Foreign currency positively affected sales by 0.7%. IBT was $146.6 million, compared to a year-ago loss before income taxes of $40.7 million. Consumer segment EBIT was $147.1 million compared to a loss of $40.6 million in the first nine months a year ago, as a result of impairment charges.

Specialty segment sales increased 6.9% to $555.7 million from $519.6 million in the first nine months a year ago. Organic sales increased 2.8% and acquisitions added 3.4%. Foreign currency translation positively affected sales by 0.7%. IBT was $90.4 million, up 17.9% from year-ago IBT of $76.7 million. Specialty segment EBIT improved 18.2% to $90.1 million from $76.3 million in the same period a year ago, which included the charge for a plant closure in Europe.

Cash Flow and Financial Position

For the first nine months of fiscal 2018, cash from operations was $140.7 million, compared to $173.5 million in the first nine months of fiscal 2017. Capital expenditures during the current nine-month period of $72.8 million compare to $80.1 million over the same time in fiscal 2017. Total debt at the end of the first nine months of fiscal 2018 was $2.18 billion, compared to $1.98 billion a year ago and $2.09 billion at the end of fiscal 2017. RPM’s net (of cash) debt-to-total capitalization ratio was 54.0%, compared to 58.0% at February 28, 2017 and 54.8% at May 31, 2017.

At February 28, 2018, RPM’s total liquidity, including cash and long-term committed available credit, was $966.9 million. “We continue to aggressively pursue acquisitions and reinvest in our existing businesses,” stated Sullivan.

Business Outlook

“On a consolidated basis in the fourth quarter, we expect RPM to generate mid-to-upper-single-digit sales growth that will drive double-digit EBIT growth, reflecting continued tight SG&A spending controls, despite the challenging higher raw material environment. Overall, these anticipated results are consistent with what we communicated back in January,” stated Sullivan.

“As for the performance of our segments in the fourth quarter, we expect sales growth in our industrial segment in the mid- to upper-single digits, driven by continued strong performance in our Tremco Roofing liquid applied products, as well as favorable foreign currency translation. For our consumer segment, we expect sales growth in the mid-single-digit range and for the specialty segment, sales growth in the low-single-digit range,” Sullivan stated.

RPM Reports Fiscal 2018 Third-Quarter Results

April 5, 2018

The company currently expects its income tax rate to be in the 26% to 27% range in the fourth quarter of fiscal 2018, which includes the lower U.S. statutory income tax rate. The company noted its tax rate could change as the IRS continues to issue guidance on the new tax law.

“We are narrowing our fiscal 2018 earnings guidance upwards to a range of $3.05 to $3.10 per diluted share from our previous guidance of $3.00 to $3.10 per diluted share, reflecting our expectation of a continuation of solid top-line sales and double-digit EBIT growth,” stated Sullivan.

Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. EDT today. The call can be accessed by dialing 888-771-4371 or 847-585-4405 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from approximately 12:30 p.m. EDT on April 5, 2018 until 11:59 p.m. EDT on April 12, 2018. The replay can be accessed by dialing 888-843-7419 or 630-652-3042 for international callers. The access code is 46126364. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.RPMinc.com.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services across three segments. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and other construction chemicals. Industrial companies include Stonhard, Tremco, tremco illbruck, Carboline, Flowcrete, Euclid Chemical and RPM Belgium Vandex. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Rust-Oleum, DAP, Zinsser, Varathane and Testors. RPM’s specialty products include industrial cleaners, colorants, exterior finishes, specialty OEM coatings, edible coatings, restoration services equipment and specialty glazes for the pharmaceutical and food industries. Specialty segment companies include Day-Glo, Dryvit, RPM Wood Finishes, Mantrose-Haeuser, Legend Brands, Kop-Coat and TCI. Additional details can be found at www.RPMinc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Barry M. Slifstein, vice president – investor relations, at 330-273-5090 or bslifstein@rpminc.com.

# # #

Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, a non-GAAP financial measure. EBIT is defined as

RPM Reports Fiscal 2018 Third-Quarter Results

April 5, 2018

earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the financial statement section of this earnings release for a reconciliation of EBIT to income before income taxes.

Forward-Looking Statements

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; and (j) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2017, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2018	2017	2018	2017
Net Sales	$1,102,677	$1,022,496	$3,763,487	$3,465,329
Cost of sales	663,184	593,923	2,200,971	1,963,033

Gross profit	439,493	428,573	1,562,516	1,502,296
Selling, general & administrative expenses	382,972	386,032	1,196,980	1,189,611
Goodwill and other intangible asset impairments		4,900		193,198
Interest expense	27,459	23,769	80,628	69,452
Investment (income), net	(5,471)	(3,627)	(13,663)	(9,881)
Other (income) expense, net	(165)	502	(592)	1,301

Income before income taxes	34,698	16,997	299,163	58,615
(Benefit) provision for income taxes	(5,890)	4,313	45,814	2,793

Net income	40,588	12,684	253,349	55,822
Less: Net income attributable to noncontrolling interests	361	756	1,243	2,051

Net income attributable to RPM International Inc. Stockholders	$40,227	$11,928	$252,106	$53,771

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.30	$0.09	$1.90	$0.41

Diluted	$0.30	$0.09	$1.87	$0.41

Average shares of common stock outstanding - basic	131,178	130,677	131,195	130,657

Average shares of common stock outstanding - diluted	131,178	130,677	135,657	130,657

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2018	2017	2018	2017
Net Sales:
Industrial Segment	$569,210	$521,403	$2,001,883	$1,830,672
Consumer Segment	363,370	341,434	1,205,945	1,115,095
Specialty Segment	170,097	159,659	555,659	519,562

Total	$1,102,677	$1,022,496	$3,763,487	$3,465,329

Income Before Income Taxes:
Industrial Segment
Income Before Income Taxes (a)	$17,804	$11,705	$174,402	$151,262
Interest (Expense), Net (b)	(2,505)	(2,929)	(7,572)	(6,672)

EBIT (c)	20,309	14,634	181,974	157,934
Charge to exit Flowcrete Middle East (d)				12,275

Adjusted EBIT	$20,309	$14,634	$181,974	$170,209

Consumer Segment
Income (Loss) Before Income Taxes (a)	$29,123	$29,802	$146,576	$(40,685)
Interest (Expense), Net (b)	(154)	(92)	(493)	(114)

EBIT (c)	29,277	29,894	147,069	(40,571)
Goodwill and other intangible asset impairments (e)				188,298

Adjusted EBIT	$29,277	$29,894	$147,069	$147,727

Specialty Segment
Income Before Income Taxes (a)	$22,792	$15,000	$90,398	$76,664
Interest Income, Net (b)	86	116	284	406

EBIT (c)	$22,706	$14,884	$90,114	$76,258

Corporate/Other
(Expense) Before Income Taxes (a)	$(35,021)	$(39,510)	$(112,213)	$(128,626)
Interest (Expense), Net (b)	(19,415)	(17,237)	(59,184)	(53,191)

EBIT (c)	$(15,606)	$(22,273)	$(53,029)	$(75,435)

Consolidated
Income Before Income Taxes (a)	$34,698	$16,997	$299,163	$58,615
Interest (Expense), Net (b)	(21,988)	(20,142)	(66,965)	(59,571)

EBIT (c)	56,686	37,139	366,128	118,186
Charge to exit Flowcrete Middle East (d)				12,275
Goodwill and other intangible asset impairments (e)				188,298

Adjusted EBIT	$56,686	$37,139	$366,128	$318,759

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT.
(b)	Interest income (expense), net includes the combination of interest income (expense) and investment income (expense), net.
(c)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.
(d)	Reflects the charges related to Flowcrete decision to exit the Middle East.
(e)	Reflects the impact of goodwill and other intangible asset impairment charges of $188.3 million related to our Kirker reporting unit.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	February 28, 2018	February 28, 2017	May 31, 2017
Assets
Current Assets
Cash and cash equivalents	$264,386	$210,796	$350,497
Trade accounts receivable	926,539	829,632	1,039,468
Allowance for doubtful accounts	(42,244)	(41,357)	(44,138)

Net trade accounts receivable	884,295	788,275	995,330
Inventories	930,594	856,461	788,197
Prepaid expenses and other current assets	278,069	224,347	263,412

Total current assets	2,357,344	2,079,879	2,397,436

Property, Plant and Equipment, at Cost	1,570,597	1,433,413	1,484,579
Allowance for depreciation	(797,610)	(731,279)	(741,893)

Property, plant and equipment, net	772,987	702,134	742,686

Other Assets
Goodwill	1,185,890	1,133,013	1,143,913
Other intangible assets, net of amortization	577,861	579,237	573,092
Deferred income taxes, non-current	21,042	25,872	19,793
Other	220,801	212,084	213,529

Total other assets	2,005,594	1,950,206	1,950,327

Total Assets	$5,135,925	$4,732,219	$5,090,449

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$433,372	$417,730	$534,718
Current portion of long-term debt	3,767	383,980	253,645
Accrued compensation and benefits	139,243	133,588	181,084
Accrued losses	21,107	37,123	31,735
Other accrued liabilities	324,624	258,102	234,212

Total current liabilities	922,113	1,230,523	1,235,394

Long-Term Liabilities
Long-term debt, less current maturities	2,179,658	1,597,553	1,836,437
Other long-term liabilities	334,913	569,859	482,491
Deferred income taxes	63,219	48,557	97,427

Total long-term liabilities	2,577,790	2,215,969	2,416,355

Total liabilities	3,499,903	3,446,492	3,651,749

Commitments and contingencies
Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 133,730; 133,583; 133,563)	1,337	1,336	1,336
Paid-in capital	972,187	946,955	954,491
Treasury stock, at cost	(233,288)	(216,366)	(218,222)
Accumulated other comprehensive (loss)	(405,734)	(533,165)	(473,986)
Retained earnings	1,298,876	1,084,462	1,172,442

Total RPM International Inc. stockholders’ equity	1,633,378	1,283,222	1,436,061
Noncontrolling interest	2,644	2,505	2,639

Total equity	1,636,022	1,285,727	1,438,700

Total Liabilities and Stockholders’ Equity	$5,135,925	$4,732,219	$5,090,449

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Nine Months Ended
	February 28,
	2018	2017
Cash Flows From Operating Activities:
Net income	$253,349	$55,822
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	61,078	53,343
Amortization	35,123	33,497
Goodwill and other intangible asset impairments		193,198
Deferred income taxes	(42,885)	(26,996)
Stock-based compensation expense	17,698	25,005
Other non-cash interest expense	4,275	7,149
Realized (gain) on sales of marketable securities	(6,833)	(5,338)
Other	(71)	136
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	138,942	190,423
(Increase) in inventory	(121,095)	(143,409)
Decrease (increase) in prepaid expenses and other
current and long-term assets	14,307	(26,698)
(Decrease) in accounts payable	(112,888)	(95,727)
(Decrease) in accrued compensation and benefits	(45,873)	(50,425)
(Decrease) increase in accrued losses	(11,001)	2,247
(Decrease) in other accrued liabilities	(42,895)	(35,135)
Other	(483)	(3,613)

Cash Provided By Operating Activities	140,748	173,479

Cash Flows From Investing Activities:
Capital expenditures	(72,769)	(80,110)
Acquisition of businesses, net of cash acquired	(59,991)	(246,874)
Purchase of marketable securities	(139,641)	(36,418)
Proceeds from sales of marketable securities	97,624	36,696
Other	6,766	1,493

Cash (Used For) Investing Activities	(168,011)	(325,213)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	340,106	422,521
Reductions of long-term and short-term debt	(264,051)	(78,654)
Cash dividends	(125,672)	(116,680)
Shares of common stock repurchased and returned for taxes	(15,065)	(20,092)
Payments of acquisition-related contingent consideration	(3,825)	(4,206)
Payments for 524(g) trust		(102,500)
Other	(1,911)	(2,009)

Cash (Used For) Provided By Financing Activities	(70,418)	98,380

Effect of Exchange Rate Changes on Cash and Cash Equivalents	11,570	(1,002)

Net Change in Cash and Cash Equivalents	(86,111)	(54,356)
Cash and Cash Equivalents at Beginning of Period	350,497	265,152

Cash and Cash Equivalents at End of Period	$264,386	$210,796